                                                                EXHIBIT 10.43


                        EQUIPMENT AND SERVICES AGREEMENT
                                     BETWEEN
                          HUGHES NETWORK SYSTEMS, INC.
                                       AND
                           VIDEO JUKEBOX NETWORK, INC.



                                 FEBRUARY, 1996


                                   11717 Exploration Lane, Germantown, MD  20876
                                               Tel: (301) 428-5500 Fax: 428-1868
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                               TABLE OF CONTENTS

SECTION                                                                 PAGE
-------                                                                 ----

1     SERVICES TO BE PROVIDED   . . . . . . . . . . . . . . . . . . .     1
2     EQUIPMENT TO BE PROVIDED    . . . . . . . . . . . . . . . . . .     2
3     TERM OF AGREEMENT   . . . . . . . . . . . . . . . . . . . . . .     2
4     DESCRIPTION OF SERVICES   . . . . . . . . . . . . . . . . . . .     2
4.1   SERVICE OPERATIONS    . . . . . . . . . . . . . . . . . . . . .     2
4.2   INSTALLATION SERVICES   . . . . . . . . . . . . . . . . . . . .     2
4.3   SPACE SEGMENT   . . . . . . . . . . . . . . . . . . . . . . . .     4
4.4   REMOTE MAINTENANCE    . . . . . . . . . . . . . . . . . . . . .     4
4.5   REPORTS AND OTHER INFORMATION   . . . . . . . . . . . . . . . .     6
4.6   PROGRAM MANAGERS    . . . . . . . . . . . . . . . . . . . . . .     6
4.7   DEMAND SERVICES   . . . . . . . . . . . . . . . . . . . . . . .     6
5     CUSTOMER OBLIGATIONS    . . . . . . . . . . . . . . . . . . . .     6
6     SERVICE PERFORMANCE   . . . . . . . . . . . . . . . . . . . . .     7
6.1   SERVICE PERFORMANCE STANDARD    . . . . . . . . . . . . . . . .     7
6.2   SERVICE PERFORMANCE CONDITIONS    . . . . . . . . . . . . . . .     7
6.3   SERVICE INTERRUPTION    . . . . . . . . . . . . . . . . . . . .     8
6.4   SERVICE INTERRUPTION CREDITS    . . . . . . . . . . . . . . . .     8
7     PRICE AND PAYMENT TERMS   . . . . . . . . . . . . . . . . . . .     8
8     TITLE AND RISK OF LOSS    . . . . . . . . . . . . . . . . . . .     9
9     FORCE MAJEURE   . . . . . . . . . . . . . . . . . . . . . . . .     10
10    PATENT AND COPYRIGHT INDEMNITY    . . . . . . . . . . . . . . .     10
11    LIMITATION OF LIABILITY   . . . . . . . . . . . . . . . . . . .     10
12    ASSIGNMENT    . . . . . . . . . . . . . . . . . . . . . . . . .     11
13    INDEPENDENT CONTRACTOR AND SUBCONTRACTING   . . . . . . . . . .     11
14    CONFIDENTIALITY   . . . . . . . . . . . . . . . . . . . . . . .     11
15    LICENSE OF SOFTWARE   . . . . . . . . . . . . . . . . . . . . .     12
16    ADDITIONAL CLAUSES    . . . . . . . . . . . . . . . . . . . . .     12

ATTACHMENT I    ORDER AND PRICE SCHEDULE  . . . . . . . . . . . . . .     I-1

ATTACHMENT II   PERSONAL EARTH STATION INSTALLATION SERVICES  . . . .     II-1

ATTACHMENT III  TRAFFIC VOLUMES   . . . . . . . . . . . . . . . . . .     III-1

                        EQUIPMENT AND SERVICES AGREEMENT

      This Agreement is entered into and made effective as of this 27th day of February, 1996, by and between Video Jukebox Network Inc., a Miami Beach corporation (Customer), having its principal offices at 1221 Collins Avenue, Miami Beach, Florida 33139, and Hughes Network Systems, Inc. (HNS), a Delaware corporation, having its principal offices at 11717 Exploration Lane, Germantown, MD 20876.

      In accordance with the terms of this Agreement and in order for HNS to provide the Equipment and Services needed to permit the implementation and operation of an interactive satellite communications service for Customer, HNS and Customer agree as follows:

1.   SERVICES TO BE PROVIDED

      A. HNS will provide and Customer will accept and pay for full duplex point-to-multipoint satellite communications services (the Services), in accordance with the terms of this Agreement and Attachments I, II and III hereto, between an HNS shared hub and Customer's locations in the contiguous United States. The Services specifically include:

            1) 24-hour per day, 7-day per week Service operations, including hub operations, network supervision and control, and trouble reporting, isolation, and resolution

            2)   Installation, including planning and scheduling

            3) Space segment, including satellite transponder capacity required to support the Customer network and its growth

            4) Equipment maintenance, including trouble reporting, remote service dispatch, problem isolation and resolution

            5) Reports and other information listing data on installation schedules and service outages

            6) Program Management, including network planning and implementation of Service

      B.    Disaster Recovery Service is available at the prices specified in
            Section 2.B. of Attachment I.

      C. At Customer's request and expense, HNS will arrange for, monitor, and maintain terrestrial communications between the Customer's data center and the HNS shared hub.

2.   EQUIPMENT TO BE PROVIDED

      The Services will be provided at Customer's remote locations through Personal Earth StationsTM (the PESTM or Equipment), which are being purchased by Customer pursuant to this Agreement and will be provided, installed, and maintained by HNS at locations designated by Customer. The initial quantity of PESs to be purchased by the Customer is set forth in Section 1.B of Attachment
I. Customer may, at its option sell, lease or sublease any of the PESs to be purchased thereby under this Agreement, provided that Customer shall remain primarily liable for the performance of its obligations hereunder.

3.   TERM OF AGREEMENT

      The Term of the Agreement (the Term) will extend from the date first written above (the Effective Date) for a period of sixty (60) months and will continue thereafter on an annual renewal basis unless either party terminates the Agreement upon sixty (60) days prior written notice to the other prior to the end of the initial or any renewal Term. Notwithstanding the foregoing, Customer may terminate this Agreement for its convenience after a minimum period of thirty-six (36) months, provided (a) Customer has provided HNS with at least ninety (90) days prior written notice of its intention to terminate, (b) Customer pays termination charges in an amount equal to the sum of (i) the amount specified in Section 1.A. of Attachment I for "Shared Hub Equipment" times the number of months remaining in the Term after the effective date of termination, plus (ii) the amount specified in Section 1.A. of Attachment I for "Transponder Space Segment" times the number of months between the effective date of termination and the next anniversary of the Effective Date.

      For example, if the Effective Date of this Agreement is February 1, 1996, and the effective date of termination of the Agreement is November 1, 1999 (assuming Customer has provided notice of such termination to HNS by not later than August 1, 1999), the amount of termination charges, based upon the prices set forth in Attachment I, will be [15 months x $4,091/month for Shared Hub Equipment] plus [3 months x $14,000/month for Transponder Space Segment] for a total of $103,365.

4.   DESCRIPTION OF SERVICES

4.1   SERVICE OPERATIONS

      Hub and network operations centers are staffed 24 hours per day, 365 days per year, with experienced technical personnel. The network operations center (the OC) is responsible for network control consisting of monitoring, configuration management, and troubleshooting, including field dispatch. The OC is also responsible for onsite maintenance and management of the shared hub facilities. The prices set forth in Section 1.A. of Attachment I are based on HNS providing Customer its own dedicated outroute on the Shared Hub. As a result of Customer being provided a dedicated outroute for its traffic, only PESs which are tuned to that dedicated outroute's unique frequency will be capable of sending and receiving transmissions on Customer's network.

4.2   INSTALLATION SERVICES

      A.    Permits and Approvals

            Customer will obtain landlord approvals. HNS will determine if construction permits or zoning variances are required and, if so, will obtain such permits. If additional or special documentation (stamped engineering drawings, site specific drawings, soil test report, etc.) is required, or if HNS or its representatives are required to attend meetings before local planning or zoning boards, or other municipal bodies, the additional charges specified in Attachment I will apply. In addition, if Customer requires HNS to obtain permits at locations where HNS otherwise would not plan to secure them, the additional charges specified in Section 2.D of Attachment I will apply. After all permits and approvals have been obtained, Customer will authorize HNS to schedule and perform site preparation and installation of PES remote terminals.

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
      B.    Planning and Scheduling

            Installations will be performed according to a schedule to be provided and maintained by HNS, with the cooperation of Customer. This schedule will be consistent with the overall implementation schedule set forth in Section 3 of Attachment I.

            In order to allow necessary time for installation planning, the actual installation date for each site will be determined in relation to the date Customer notifies HNS that all necessary landlord approvals have been secured. HNS will endeavor to complete installation within thirty (30) days of such notification (but not more than thirty (30) such installations in any one month period). The parties agree, however, that additional time may be required if HNS encounters delays in obtaining any necessary permits or variances, or if nonstandard installations (as defined herein) are required. Based upon the mutually approved installation schedule, the HNS installation management team will develop a master installation schedule, which will include schedules for site survey reports, where HNS determines they are necessary, site preparation completion, and installation/commissioning of the PES. The master installation schedule will be updated periodically by HNS as additional installations are scheduled and planned installations are completed. Installations are normally scheduled for completion at any time during normal working hours within a one (1) week window. Customer personnel will provide normal access to the site, and Customer personnel may occasionally be requested to keep the site open after normal business hours to allow timely completion of the installation.

      C.    Site Survey

            For sites identified by HNS as requiring a site survey, HNS will perform the site survey which will identify technically suitable locations for installing the indoor and outdoor PES Equipment and cables.

      D.    Site Preparation

            For sites identified as requiring preparation by HNS, HNS will perform the following tasks:

            1) Construct a standard antenna mounting point of the standard type
               (Option 1 or 2 as described in Section 2 of Attachment II).

            2) Provide suitable access for the connecting cable from the exterior of the building to the interior and through any concrete, masonry, or fire barrier walls between the indoor and outdoor units.

            HNS can provide AC power for deicing equipment at the Demand Service rate set forth in Section 2.F. of Attachment I. In addition, HNS can provide an independent contractor for any required structural or additional electrical work at cost plus 10%.

      E.    Standard Installation

            Standard installations are described in Section 2 of Attachment II of the Agreement. The pricing for standard installations (i) applies in those locations where all site preparation requirements can be performed by the PES installation contractor and excludes buildings requiring union subcontracting or use of local facilities personnel,
            (ii) assumes that site surveys will only be required at a small percentage of Customer's site, and (iii) assumes that permits and/or zoning variances will only be required at a small percentage of Customer's sites.

      F.    Nonstandard Installation

            At those locations where standard installations do not apply, HNS will conduct a site survey at the Customer's request in order to determine the price of PES installation. This price will include the cost of using union or local facilities personnel, if required.

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      G.    Cancellation

            In the event that HNS performs a site survey for a given site and Customer elects not to proceed with or later cancels the installation of that site, Customer will pay HNS the site survey charge set forth in Section 2.D of Attachment I.

            In addition, in the event Customer cancels a scheduled PES installation with less than seven (7) days prior notice, Customer will pay HNS the Installation Cancellation charge set forth in
            Section 2.D of Attachment I.

4.3   SPACE SEGMENT

      Transponder capacity to support the Customer's communication network will be provided on Galaxy 7, or another comparable Ku-band satellite. The satellite is configured with redundant Traveling Wave Tube Amplifiers (TWTAs), which provide inherent backup capability in the event of a primary TWTA failure. Sufficient capacity is available to meet projected network growth as required.

4.4   REMOTE MAINTENANCE

      A. HNS will make the OC available 24 hours per day, 365 days per year by toll free telephone access for resolution of problems with the Services. The OC provides a single point of contact for the origination, administration, and tracking of Customer trouble reports, HNS personnel contact names, telephone numbers, and other trouble reporting and escalation procedures. An OC technical support document detailing these procedures will be provided to Customer after execution of this Agreement.

      B.    Corrective Maintenance

            HNS will provide corrective maintenance for the PES remote satellite terminals in accordance with the terms provided in this Agreement. HNS will restore Customer's PES Equipment to good working condition by performing the following corrective maintenance as required:

            1) Diagnostic testing to determine the existence and cause of the malfunction

            2) Removal and replacement of any malfunctioning Field Replaceable
               Unit (FRU)

            3) Reorientation (repointing) of the antenna subsystem

            4) Repair or replacement of PES interconnecting cables

            5) Reloading initializing instructions and recommissioning

            6) Verification of proper operation and completion of service report

            7) Notification to the OC and the Customer host that Equipment has been restored to operational status

      C.    Service Coverages and Response Times

            Service coverage hours, including related travel, will be selected on a site-by-site basis from the coverages available for that site. The available coverage plans are:

            1) Normal Service Coverage (8:00 a.m. to 5:00 p.m., local time,
               Monday through Friday, holidays excepted)

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            2) Extended Service Coverage (8:00 a.m. to 8:00 p.m., local time,
               Monday through Saturday)

            3) Extended Plus Coverage (8:00 a.m. to 8:00 p.m., 365 days per year)

            4) Continuous Service Coverage (24 hours per day, 365 days per year).

            At certain sites only Normal Service Coverage is available.

            Within twenty (20) minutes of a request for maintenance, the OC personnel will determine the problem and isolate the fault. Thereafter, the OC will authorize field Service dispatch, and the Customer Service Representative (CSR) will be onsite at Customer's premises, according to the maintenance response time table given below, from the time of authorization by the OC.

                         MAINTENANCE RESPONSE TIME TABLE
                         -------------------------------

          Distance from Service Office               Response Time(1)
          ----------------------------               --------------
                  0 - 50 miles                          4 hours
                 51 - 100 miles                         5 hours
                101 - 150 miles                         6 hours
                151 - 200 miles                        10 hours
                 Over 200 miles                        24 hours

      D.    Spare Parts Support

            Spares will be provided as part of this Agreement. An inventory of spare parts will be prepositioned at HNS-designated local maintenance facilities for support of all PES Customers supported by that office.

            Spares for the PES antenna subsystem, including reflectors, mounts, anti-icing equipment, modems, and if applicable, certain video equipment will be centrally stocked at a designated location in the continental United States.

            Malfunctioning Equipment will be replaced on a one-for-one exchange basis by a functionally equivalent spare part.

      E. Remote maintenance does not include any of the following services, unless specifically requested by Customer, in which event the Demand Services Rates specified in Attachment I will apply.

            1) Maintenance, repair, or replacement of parts damaged or lost through catastrophe, accident, lightning, theft, misuse, fault, or negligence of the Customer, or causes external to the Equipment, such as, but not limited to, failure of, or faulty, electrical power or air conditioning, operator error, failure, or malfunction of data communication Equipment not provided to Customer by HNS, or from any cause other than intended and ordinary use

            2) Changes, modifications, or alterations in or to the Equipment other than approved upgrades and configuration changes

            3) Deinstallation, relocation, or removal of the Equipment or any accessories, attachments, or other devices


---------------------
1. Response time estimates will be honored 90% for all Customer requests received during applicable Service coverage hours.

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
4.5   REPORTS AND OTHER INFORMATION

      HNS will provide Customer with the following standard reports on a monthly basis:

      A. Chronological list of trouble reports summarizing determined problem(s) and resolution(s) at remote site(s) with timed duration of remote site outage. Service availability for the preceding month will also be provided,

      B. A summary report showing all open (with days to completion) and completed work orders for new and existing PES locations during the preceding month.

      Customer may request other reports and information, which HNS may provide for additional fees.

4.6   PROGRAM MANAGERS

      Each party will designate a Program Manager who will represent the party in all aspects of the provision of Equipment and Services.

4.7   DEMAND SERVICES

      HNS will provide other reasonable ancillary services at Customer's request, including supplementary maintenance and repair services, including travel, on a best reasonable effort basis. Pricing for these requested Demand Services is set forth in Section 2.F of Attachment I.

5.   CUSTOMER OBLIGATIONS

      To facilitate provision of the Equipment and Services by HNS, Customer will meet the following obligations:

      A. Customer hereby grants HNS and HNS' authorized representatives access, subject to Customer's reasonable security restrictions, to Equipment and related locations and areas of Customer's facilities and premises, and will arrange permitted access to areas of third-party facilities and premises for the purpose of HNS performing the work required under this Agreement. HNS will comply with Customer's reasonable rules and regulations for access, a copy of which will be furnished to HNS by Customer promptly after execution of this Agreement. Any delays or return calls resulting from lack of free access or authorization to perform maintenance may, at HNS' option, be billed at the Demand Service Charges indicated in Section 2.F of Attachment I.

      B. Customer shall provide safe access to Equipment on Customer premises and will maintain the environment where the Equipment is located in a safe and secure condition.

      C. Customer shall provide HNS Service representatives with access to electrical power, water, and other utilities, as well as telephone access to the OC or Customer host facilities as required for efficient Service.

      D. Unless otherwise agreed, Customer shall provide and maintain all backhaul facilities, equipment and services.

      E. Customer host facility personnel shall cooperate with and assist the HNS Service representative, as required, for installation, troubleshooting, and fault isolation. The Customer host facility shall be

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            adequately staffed during installation and service coverage hours to assist the commissioning, troubleshooting, and fault isolation of remote terminal sites.

      F. Customer will maintain minimum site-environment conditions which meet the requirements listed below:

                                                         Indoors                        Outdoors
                                                         -------                        --------
              a)  operating temperature      10 degrees C to 40 degrees C    -30 degrees C to 75 degrees C
              b)  humidity                   10% to 90%                      5% to 100%

      G. To facilitate installation, Customer will perform all Customer tasks as indicated in the Installation Services set forth in Attachment II.

      H. Customer will attempt to isolate faults in the Services at the Customer's host facility before reporting a Service outage to HNS. Customer will, at HNS' discretion, pay HNS at the Demand Service Charges Rate for repair Service calls when the Equipment is found to be in good operating order upon making a Service call.

      Customer will reimburse HNS for all costs incurred by HNS as a result of Customer's failure to meet the above obligations.

6.   SERVICE PERFORMANCE

6.1   SERVICE PERFORMANCE STANDARD

      HNS will provide for the Services to be operational for 99.5% of the Scheduled Service Time (defined as 24 hours per day, 365 days per year) for each calendar month of the Term (Service Performance Standard). That is, the aggregate number of minutes of Service interruption as defined in said Section
6.3 for Customer's online PES units for a given calendar month of the Term shall not exceed 0.5% of the aggregate number of minutes of scheduled Service time for all of Customer's PES units that are online at the end of such month.

6.2   SERVICE PERFORMANCE CONDITIONS

      In the event that HNS fails to meet the Service Performance Standard in any month, then, as Customer's sole remedy, HNS will give Customer a credit allowance, calculated in accordance with Section 6.4 below against future Service charges. A failure to meet the Service performance standard does not constitute a Service interruption for purposes of calculating such credit allowance when due to any of the following causes:

      A. The failure or nonperformance of any Customer-provided facilities or Equipment, or third-party facilities or Equipment acquired by HNS in behalf of Customer, including any out-of-tolerance earth station conditions not caused by HNS

      B. The fault, negligent act, or failure to act of Customer, its employees, agents, or invitees

      C. Preventive maintenance and/or Service expansion (when done on at least 48 hours' notice to Customer and as mutually scheduled by the parties) as may be necessary to maintain the Services in satisfactory operating condition, to provide additional system capacity, or to protect the overall performance of the Services

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      D.    An event of force majeure suspending HNS' performance obligations in accordance with Section 9 of this Agreement

      E. The unavailability of Services to Customer, pursuant to Federal Communications Commission (FCC) rules and regulations published at 47 CFR 64.401, during emergency conditions such as major natural or man-made disasters and emergencies involving United States national defense and security

6.3   SERVICE INTERRUPTION

      The duration of a Service interruption is measured by the number of hours during the Scheduled Service Time that elapse from the time that the OC is notified by Customer of the Service interruption, or the Service interruption is detected by HNS operations personnel to the time that HNS notifies Customer that the Services have been restored. Any applicable credit allowance due for a Service interruption will be calculated by HNS on a monthly basis, as specified in Section 6.4 below.

6.4   SERVICE INTERRUPTION CREDITS

      If the aggregate number of minutes of Service interruption for Customer's online PESs for a given calendar month exceeds 0.5% of the aggregate number of minutes of Scheduled Service Time for all of Customer's PESs that are online at the end of such month, then HNS shall give a credit against future Service charges, with such credit to be computed as follows: the amount of the credit for any month shall be the total Service charge for that month multiplied by a fraction, the numerator of which is the aggregate number of minutes of interruption for all of Customer's online PESs for such month in excess of the said 0.5% allowance, and the denominator of that is the aggregate number of minutes of Scheduled Service Time for that month multiplied by the number of Customer's PESs that are online at the end of such month.

7.   PRICE AND PAYMENT TERMS

      A. The prices for the Equipment and Services to be provided hereunder are set forth in Attachment I. For each PES provided, the monthly Service charges shall begin to accrue on the day following the date on which HNS notifies Customer that each of such item is available to Customer. Customer will pay a full month's Service charge for the month in which Services commence for any particular PES when such Services commence on or before the fifteenth (15th) of the month. No monthly charge for the first month of Service for the particular PES shall be payable if Services commence after the fifteenth (15th) of the month.

      B. Equipment and installation charges will be invoiced as follows: fifteen percent (15%) of the charge set forth in Section 1.B of Attachment I will be invoiced upon execution of this Agreement and the remaining eighty-five percent (85%) will be invoiced on a pro rata basis upon completion of each installation.

      C.    HNS will invoice all Service charges hereunder on a monthly basis.

      D. With regard to Disaster Recovery Service, if Customer elects to purchase this service, an invoice for the one-time connectivity fee and the one-time circuit termination fee will be issued upon execution of this Agreement. All other charges in connection with the Disaster Recovery Service will be invoiced on a monthly basis.

      E. Customer will pay all invoices submitted hereunder net thirty (30) days from the date of invoice. Customer agrees to pay interest on demand on any Service charges, equipment, installation, and maintenance charges and any other invoiced amount that is unpaid more than thirty (30) days after

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
            date of said invoice, at the rate of one percent (1%) per month, compounded monthly, not to exceed the maximum rate permitted by law.

      F.    (i)    All Equipment and installation related prices and associated items will remain in effect for two (2) years from the Commencement Date. Thereafter, these prices may be adjusted annually. Any such annual increase will be the lower of either ten percent (10%) or the Consumer Price Index (CPI) inflator using the original Agreement date as the base month.

            (ii) The Service prices for the Initial Order, as set forth in Section 1.A. of Attachment I, except for the monthly hub access/remote maintenance fee, will remain in effect for five
                   (5) years from the Effective Date. Thereafter, these prices may be adjusted annually. Any such annual increase will be the lower of either ten percent (10%) or the Consumer Price Index (CPI) inflator using the original Agreement date as the base month.

            (iii) The monthly hub access/remote maintenance fees will remain in effect for two (2) years from the Effective Date. Thereafter this price may be adjusted annually. Any such annual increase will be the lower of ten percent (10%) or the Consumer Price Index (CPI) inflator using the original Agreement date as the base month.

            (iv)   The price for the Optional Services set forth in Section
                   2.A. of Attachment I (except, if applicable, any price listed for space segment services to be used in connection with occasional use video transmissions) will remain in effect for one (1) year from the Commencement Date. Thereafter, these prices may be adjusted annually. Any such annual increase will be the lower of either ten percent (10%) or the Consumer Price Index (CPI) inflator using the original Agreement date as the base month. Any price listed in said Section 2.A. for occasional use video space segment is the price in effect as of the Commencement Date. Any such price may thereafter be adjusted at any time on thirty (30) days prior written notice.

            (v)    Demand Service charges are subject to change upon sixty
                   (60) days notice to Customer.

      G. The prices provided for in this Agreement are exclusive of the following taxes and charges with respect to the Services, material, and Equipment provided hereunder: (i) any present or future Federal, State, or local excise, sales, or use taxes; (ii) any other present or future excise, sales, or use tax upon or measured by the gross receipts from the transactions provided in this Agreement or any allocated portion thereof or by the gross value of the Services, materials, and Equipment provided hereunder; and (iii) any present or future property, inventory, or value-added tax or similar charge. Customer will pay and discharge the foregoing taxes and charges and all registration fees, assessments, and other taxes with respect to the transactions provided in this Agreement and all Services, material, and Equipment provided hereunder (excluding any tax measured by HNS' income or gross (receipts) (collectively, the Taxes), prior to the time when any lien would attach for nonpayment of the Taxes. If HNS is required by applicable law or regulation to, or otherwise does, pay or collect the Taxes, then such amount of the Taxes will be invoiced to and paid by Customer to HNS in addition to the prices herein so provided.


8.   TITLE AND RISK OF LOSS

      The risk of loss or damage to all Equipment will pass to Customer upon installation of the Equipment by HNS. Title to all or a portion of the Equipment will pass to Customer upon payment. This Agreement will constitute a security agreement with respect to all Equipment delivered or installed at Customer's location up to the date of payment, and Customer hereby authorizes HNS to sign and file on behalf of Customer any financing statements or other documents that may be necessary to perfect such security interest.

9.   FORCE MAJEURE

      HNS will be excused for delays or interruptions in the installation of Equipment and provision of Services and shall have no liability as a result thereof when such delays or interruptions (i) are caused by Customer, or (ii) are otherwise beyond the reasonable control of HNS. Customer may cancel any scheduled delivery that has been excusably delayed for reason (ii) above for more than three (3) months.

10.   PATENT AND COPYRIGHT INDEMNITY

      A. HNS represents and warrants that there is not currently, nor will there be in the future any rightful claim that the manufacture, use, lease or sale of any HNS Equipment infringes on any United States patent, copyright or any other intellectual property right of any third party (hereinafter collectively referred to as "IPR"). In addition, HNS agrees to resist or defend at its own expense any request for royalty payments or any claim for equitable relief or damages against Customer based on an allegation that the manufacture of any Equipment or the use, lease, or sale thereof or that any documentation infringes any IPR, to pay any royalties and other costs related to the settlement of such request and to pay the costs and damages, including attorney's fees, which are incurred by Customer arising from and based on such claim, provided that HNS is given prompt written notice of such request or claim by Customer and given authority and such reasonable assistance and information as HNS requests in writing and as it is available to Customer for resisting such request or for the defense of such claim.

      B. In the event that, as a result of any such suit (i) prior to delivery, the manufacture of any item supplied by HNS hereunder is enjoined, or (ii) after delivery, the use, lease, or sale thereof is enjoined, HNS will, at its option and expense, either (a) negotiate a license or other Agreement with plaintiff so that such item is no longer infringing, (b) modify such item suitably or substitute a suitable item therefor, which modified or substituted item is not subject to such injunction, and extend the provisions of this paragraph thereto (provided that any such modification will not result in a decrease of the Services to be provided by HNS hereunder), or if (a) and (b) cannot be effected by HNS' reasonable and diligent efforts, (c) repurchase enjoined items at their then current value on Customer's audited accounts.

      C. Notwithstanding the above, HNS will not be liable for any damages or costs resulting from claims (i) that HNS' compliance with Customer's design, specifications, or instructions, (ii) that use of any item provided by HNS in combination with products not supplied by HNS, or
            (iii) that a manufacturing or other process carried out by or through Customer and utilizing any item provided by HNS constitutes either direct or contributory infringement of any United States patent (such as claims being collectively referred to herein as Other Claims). Customer will indemnify HNS from any and all damages and costs (including settlement costs) finally awarded or agreed upon for infringement of any United States patent or copyright in any suit resulting from Other Claims, and from reasonable expenses incurred by HNS in defense of such suit if Customer does not undertake the defense thereof.

      D. In no event will HNS be liable for consequential damages or costs incurred by Customer under this Article.

11.   LIMITATION OF LIABILITY

      A. Neither HNS nor its subcontractors will be liable for (i) libel, slander, or infringement of copyright from or in connection with the transmission of communications hereunder; (ii) any claim arising out of any act or omission of Customer or any other entity furnishing services or equipment for use in conjunction with the Equipment and Services provided hereunder; (iii) any unlawful or unauthorized use of the Equipment or Services provided hereunder by the Customer, its employees, agents, or invitees; or (iv) any claim arising out of a breach in the privacy or security of communications transmitted over the facilities or other property of HNS.

      B. IN NO EVENT WILL HNS OR ITS SUBCONTRACTORS BE LIABLE TO CUSTOMER OR ANYONE ELSE FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTIONS OF BUSINESS, AND CLAIMS OF CUSTOMERS). ALL WARRANTIES THAT MAY BE DEEMED APPLICABLE TO THE EQUIPMENT OR SERVICES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

      C. The remedies of Customer set forth herein are exclusive and in lieu of all other remedies, express or implied. Except for the remedies provided in the section entitled "Service Interruption Credits", neither HNS nor its subcontractors will be liable for any delay or failure of performance of the Equipment or any Services provided hereunder.

12.   ASSIGNMENT

      Except for (i) assignment to a successor who acquires substantially all of the assets and business of HNS or Customer, (ii) assignment to a subsidiary company, parent company, or subsidiary of parent company, or (iii) assignment, pledge, or transfer by HNS of any interest in any payments to be received by HNS hereunder, neither party hereto may assign this Agreement or any portion hereof without the prior written consent of the other. Any assignment permitted hereunder, or otherwise agreed to by the other party hereto will not relieve the assigning party of any obligations with respect to any covenant, condition, or obligation required to be performed by the assigning party under this Agreement.

13.   INDEPENDENT CONTRACTOR AND SUBCONTRACTING

      A. The relation of HNS to Customer under this Agreement will be that of an independent contractor. HNS will exercise its own discretion on the method and manner of performing its obligations hereunder.

      B. Customer agrees that HNS may, at its sole discretion, subcontract the whole or any part of its obligations under this Agreement and HNS agrees that it will retain full responsibility for such obligations despite such subcontract.

14.   CONFIDENTIALITY

      A. HNS and Customer, to the extent of their contractual and lawful right to do so, will exchange proprietary or confidential information as reasonably necessary for each to perform its obligations under this Agreement. All information relating to this Agreement provided by either party to the other, whether oral or written, and when identified as confidential or proprietary in writing, is hereby deemed to be confidential and proprietary information ("Proprietary Information").

      B. Except as set forth in Paragraph C below, a party receiving Proprietary Information pursuant hereto (the "Receiving Party") will not, without the prior written consent of the party disclosing such information (the "Disclosing Party"), (i) use any portion of the Proprietary Information for any purpose other than the purpose of this Agreement, or (ii) disclose any portion of the Proprietary Information to any persons or entities other than the employees and consultants of the Receiving Party (and HNS' subcontractors) who reasonably need to have access to the Proprietary Information in connection with the purposes of this Agreement and who have agreed to protect Proprietary Information as though they were a party to this Agreement. The obligations imposed by this Article on the Receiving Party will extend to any use or disclosure of Proprietary Information by the employees or consultants of the Receiving Party.

      C. A Receiving Party will not be liable for disclosure of Proprietary Information, or part thereof, if the Receiving Party can demonstrate that such Proprietary Information (i) was in the public domain at the time it was received or subsequently entered the public domain through no fault of the Receiving Party; (ii) was known to or is in the possession of the Receiving Party at the time of receipt; (iii) became known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality; or (iv) is disclosed more than five (5) years after the date of receipt of the proprietary Information by the Receiving Party. In the event of any legal action or proceeding or asserted legal requirement for disclosure of Proprietary Information furnished hereunder, the Receiving Party will promptly notify the Disclosing Party and, upon the request and at the expense of the Disclosing Party, will cooperate with the Disclosing Party in lawfully contesting such disclosure. Except in connection with any failure to discharge its responsibilities under the preceding sentence, the Receiving Party will not be liable for any disclosure pursuant to court order.

      D. Proprietary Information will remain the property of the Disclosing Party and will, at the Disclosing Party's request and after it is no longer needed for the purposes of this Agreement, promptly be returned thereto or be destroyed, together with all copies made by the Receiving Party and by anyone to whom such Proprietary Information has been made available by the Receiving Party in accordance with the provisions of this Section.

15.   LICENSE OF SOFTWARE

      A. Customer acknowledges that any software supplied by HNS to Customer hereunder is subject to the proprietary rights of HNS and/or HNS' vendor(s) (the Licensor(s)). HNS hereby represents that it either owns the software to be supplied hereunder or has obtained the right to grant the license provided hereby to Customer. HNS or its Licensor(s), as the case may be, will retain title to all of the software.

      B. HNS hereby grants to Customer and Customer hereby accepts from HNS a limited, nonexclusive license (or sublicense, as applicable) to use the software solely in the operation of HNS equipment, to commence on delivery of the software to Customer and to last for the term of this Agreement.

      C. Except as permitted by this paragraph, Customer will not (i) copy or duplicate, or permit anyone else to copy or duplicate, any part of the software, or (ii) create or attempt to create, or permit others to create or attempt to create, by reverse engineering or otherwise, the source programs or any part thereof from the object programs or from other information made available under this Agreement.

      D. Customer will not, directly or indirectly, sell, transfer, offer, disclose, lease (as lessor), or license the software to any third party, except that subject to the terms of this Agreement, Customer may sublicense to a third party lessee or user of the equipment the right solely to use the software in the operation of the equipment.

16.   ADDITIONAL CLAUSES

      A. GOVERNING LAW: This Agreement will be interpreted under the laws of the State of Maryland applicable to Agreements made and performed in that State, notwithstanding the place of execution or performance of this Agreement.

      B. SEVERABILITY: If any of the provisions or any portion of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provisions or portion thereof, and the rights and obligations of the parties hereto will be construed and enforced accordingly.

      C. NO WAIVER: Failure by either party to exercise any rights under this Agreement in any one or more instances will not constitute a waiver of such rights in any other instance. Waiver by such party of any default under this Agreement will not be deemed a waiver of any other default. No alteration or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of both parties.

      D. NOTICES: All notices provided for herein (other than routing communications concerning the Services to be provided hereunder) will be given in writing and will be effective when delivered personally or when sent by certified mail, return-receipt requested, postage prepaid, or when the answer-back is recorded by the sender's telecopier machine at the end of a telecopier communication. All notices sent by either party will be addressed as follows:

            If to HNS:

            Hughes Network Systems, Inc.
            11717 Exploration Lane
            Germantown, Maryland  20876
            ATTN:  Director, Satellite Networks Division Contracts

            If to Customer:

            Video Jukebox Network, Inc.
            1221 Collins Avenue
            Miami Beach, FL  33139
            Attn:  Vice President, Operations

      E. ENTIRE AGREEMENT: This Agreement and the Attachments hereto constitute the entire Agreement between the parties and supersede any prior written or oral Agreement or understanding with respect to the subject matter hereof. No interpretation, amendment, or change to this Agreement will be effective unless made in writing and signed by both parties, except that each party may change the address or the name of the person to whom notices to that party will be sent by giving written notice of such change to the other party as provided in Section 16D hereof.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by and through their duly authorized representatives.

                                       Hughes Network Systems, Inc.

                                  By:         /s/ SHELDON REVKIN
                                       ---------------------------------

                                  Name:         Sheldon Revkin
                                       ---------------------------------

                                  Title       Sr. Vice President
                                       ---------------------------------

                                  Date:             3/1/96
                                       ---------------------------------

                                       Video Jukebox Network, Inc.

                                  By:      /s/ ALAN R. McGLADE
                                       ---------------------------------

                                  Name:         Alan R. McGlade
                                       ---------------------------------

                                  Title       President and CEO
                                       ---------------------------------

                                  Date:            2-21-96
                                       ---------------------------------

                                  ATTACHMENT I

                            ORDER AND PRICE SCHEDULE

                                       TO

                                AGREEMENT BETWEEN

                           VIDEO JUKEBOX NETWORK, INC.

                                       AND

                          HUGHES NETWORK SYSTEMS, INC.

                                       FOR

                PERSONAL EARTH STATION(TM) EQUIPMENT AND SERVICES

                                  ATTACHMENT I
                            ORDER AND PRICE SCHEDULE

1.    INITIAL ORDER FOR SERVICES AND EQUIPMENT

      A.    Services

            The following sets forth the initial order for Shared Hub Services and also sets forth the Service configuration that comprises the initial order for Services under this Agreement. This configuration is based upon the traffic parameters previously provided to HNS by the Customer, as detailed in Attachment III.

                                                                                            Initial Order(1)
                                                               Unit Price   Initial Order     Total Price
            Shared Hub Service Component                        Per Month      Quantity        Per Month
            ----------------------------                       ----------   -------------   ----------------
            Shared Hub Equipment                                $ 4,091           1             $ 4,091
                Network Startup Equipment
                Uplink Power Control
                One SuperLIM
                One Backup SuperLIM
                Network Management System

            Network Operations Services                         $17,000           1             $17,000(2)
            and Program Management
                Software Technical Support
                Hardware Technical Support
                Program Management

            Transponder Space Segment (Galaxy VII, NB)          $ 1,800/1%        8             $14,400
                One 512 kbps Outroute
                One 128 kbps Inroute

            Remote Maintenance (Normal Coverage)                $ 42.50          130            $ 5,525

            Extended Coverage Remote Maintenance                $ 10.00          130            $ 1,300

------------------
1. Adjustments to the Service configuration for additional PESs, applications, or transmission requirements will be priced as listed above. Such adjustments to the Service configuration will be based on Customer's revised requirements, will be provided on a best reasonable efforts basis, and will be provided to the Customer no later than three (3) months from date of request.

2. The charge for this service for the first month will be $5,000, and will increase by $3,000 every other month until the specified $17,000 price level is reached.

                                                                                             Initial Order
                                                                 Unit Price   Initial Order   Total Price
            File Broadcast Service Component                      Per Month      Quantity      Per Month
            --------------------------------                     ----------   -------------  -------------
            File Broadcast Server Maintenance                       $500             1            $500

            File Broadcast Remote Software Maintenance              $  3           130            $390
                (includes software and license)


                                                                                             Initial Order
                                                                 Unit Price   Initial Order   Total Price
            Backhaul Service Component                            Per Month      Quantity      Per Month
            --------------------------------                     ----------   -------------  -------------
            T1 Backhaul Access                                     $5,485            1          $ 5,485
                (1.544 DS-1 1XC access line from
                local loop 305-674 to local loop 612-338)



                                                                                                -------

TOTAL MONTHLY SERVICE CHARGE                                                                    $48,691
                                                                                                =======

      B.    Equipment

                                                                 Unit Price      Quantity    Extended Price
                                                                 ----------      --------    --------------
            PES (Basic package with one RF                        $ 7,300          130         $ 949,000
              Subsystem, one Turbo Port Card (TPC)
              with one Ethernet Interface and two RS-232
              interfaces, 1.2 m.antenna, and indoor unit,
              including standard installation and installation

            Deicing for 1.0 or 1.2 m. antenna
              Deicing determined by HNS to be necessary           $   972            6         $  5,832(3)
              based on 10 day/year deicing zone

              Deicing recommended by HNS based on 10              $   972           19         $ 18,468(3)
              day/year deicing zone

            File Broadcast Equipment and Software

            File Broadcast HUB SERVER                             $34,650            1         $ 34,650
            (Vax Workstation 4000/96 with
            32MB memory, 12GB hard disk
            capacity, tape drive, scsi turbochannel
            adaptor expansion(4), TCP/IP software,
            3 user license)

                File Broadcast Software(5)                                                     (included)

                File Broadcast License                                                         (included)

            Backhaul Access Equipment

            Line Conditioning Equipment                           $  2600            2         $   5200
            (4 channel CSU/DSU, mounting ears,
            includes aggregate and channel side
            cabling)


(3) Add $600 if not concurrent with PES installation. Price does not include deicing electrical work, which will be billed at current time and materials rates plus 10%. In addition, the number of sites necessary and recommended for deicing is based upon an analysis of a list of 125 Customer's locations, the addresses of which were provided to HNS.
(4) SCSI turbochannel adaptor provides for expansion of SCSI devices. It will be ordered as part of the base system. Ordering lead time is 120 days.
(5) Upon completion by HNS of the development of the fixed gap retransmission size feature , the file broadcast application shall function in accordance with the following specifications: The annual average transmission multiplier for a network of 150 sites or less shall not exceed 1.5. Customer acknowledges that there is a significant variation in weather throughout the year, and that there will be periods of one or two months in duration during which the transmission multiplier frequently will exceed
     2.0 on a daily basis. During the balance of the year, the transmission multiplier is expected to be less than 1.2.

                                                                 Unit Price      Quantity    Extended Price
                                                                 ----------      --------    --------------
            Ethernet/Serial Routing Equipment                       $6044            2        $   12,088
            (Dual ethernet, two wide area serial
            interfaces, enterprise software set supporting
            tcp/ip routing, including maintenance and
            documentation)

                                                                                              ----------
            Total Equipment                                                                   $1,006,770(6)
                                                                                              ==========

2.   OPTIONS

                                                                                       Unit Price
     A.   Services                                                                     Per Month
          --------                                                                     ----------
          Additional Space Segment                                                    $1,800/1% of
          (subject to current pricing and availability)                            transponder capacity

          Line Interface Modules (LIMs)                                               $  316
              Each LIM can support up to one 56-kbps hub port; or
                  two 19.2-kbps hub ports or four 9.6-kbps hub ports

          LAN Interface Modules                                                       $  750

          SuperLIMs                                                                   $2,750

          Dial modem backup support                                                   $1,107
              (Supports up to 15 ports)

          Dial modem backup ports                                                     $   25

          Each additional software protocol, in addition                              $    5
              to initial protocol, per PES site

          PES Modem backup access fee, per PES site                                   $    5

          IllumiNET Access and Maintenance (applicable when                           $  470
              Customer purchases an IllumiNET Console to
              monitor the network)

          Customer requested configuration changes                                    $   30/instance

          Remote Maintenance for additional sites
              For Normal Service Coverage, per PES site                               $42.50
              For Extended Service Coverage, per PES site                             $   10 additional

          Network Operations Service                                                  $   40
              per PES site in excess of 150 sites

          Occasional Use Video Uplink                                                 $  800/hour*
              (encrypted video transmission)

------------------
(6)  Total includes only six deicing locations.

                                                                          Unit Price
                                                                           Per Month
                                                                          ----------
          Occasional Use Video Uplink                                     $  500/hour*
              (unencrypted "clear sky" transmission

          Occasional Use Video Space Segment                              $1,500/hour*
              (based on less than 15 hours of usage/month

          Occasional Use Video Space Segment                              $1,100/hour*
              (based on more than 15 hours of usage/month)

     *    Services are subject to price changes and availability

          Live Video Uplink Feed                                    Quoted on per site basis

     B.     Disaster Recovery

            HNS, at Customer's option, can provide a Disaster Recovery Service
            (DRS) to Customer in the event of a catastrophic failure of the shared hub on which Customer resides. In such an event, HNS will move Customer's commissioned Equipment off the affected hub to another HNS hub within eight (8) hours of the declaration of the disaster by HNS. This service will only be available as long as Customer remains on Galaxy 7 or its replacement.

            As a part of this DRS, Customer will be provided, at its request, one day every six (6) months for test purposes. Such testing is to be jointly coordinated between Customer and HNS.

            Customer will be responsible for the provision and maintenance of all required backhaul facilities, including multiplex equipment, as may be necessary to facilitate the DRS.

            Following is the pricing for provision of the DRS:

              Outroute (per percent of outroute)               $    10/month
              Inroute (each)                                   $   100/month
              LIMs (each)                                      $    32/month
              LAN Interface Modules                            $    75/month
              Access fee per PES (less than 150)               $    20/month
              Floor space for racks and Customer equipment     $   100/month
              One-time connectivity/PM/ENG/per data center     $10,000(7)
              One-time circuit termination (per line)          $   250
              Hourly test fee                                  $   400

----------------------
(7) This is a one-time only fee, upon selection of this service by Customer, to allow HNS to setup the necessary configuration in its disaster recovery data base.

     C.     Equipment and Associated Items

                                                                                                Unit
                                                                             Quantity       Purchase Price
                                                                             --------       --------------
            PES Equipment
            PES (Basic package with one RF                                     each             $6,800
                Subsystem, one Turbo Port Card (TPC)
                with one Ethernet Interface and two RS-232
                interfaces, 1.0 m.antenna, and indoor unit,
                including standard installation and installation

            PES (Basic package with one RF                                     each             $7,300
                Subsystem, one Turbo Port Card (TPC)
                with one Ethernet Interface and two RS-232
                interfaces, 1.2 m.antenna, and indoor unit,
                including standard installation and installation
          -   Multiport Port Cards (MPC)                                     1 - 299            $1,350
              (with two ports and one junction box)                         300 - 499           $1,250
                                                                               500+             $1,200

          -   Turbo Port Card with Ethernet interface (no serial)            1 - 299            $2,500
              (Add a junction box for two RS-232 ports and                  300 - 499           $2,350
              one PLC for third and fourth serial port support)                500+             $2,200

          -   Turbo Port Card with Token Ring LAN interface (no serial)      1 - 299            $2,750
              (Add a junction box for two RS-232 ports and one              300 - 499           $2,575
              PLC for third and fourth serial port support)                    500+             $2,400

          -   Turbo Port Card with two serial RS-232 ports                   1 - 299            $2,000
              (and Junction Box) (Add one PLC for third and                 300 - 499           $1,850
              fourth serial port support) (Add Token Ring or                   500+             $1,700
              Ethernet PLC for LAN support)

          -   Compact Port Cards (CPC with two RS-232 interfaces             1 - 299            $1,300
              and one junction box) (Four serial ports maximum              300 - 499           $1,200
              capability)                                                      500+             $1,100

          -   Voice Port Modules at 16 Kbps (VPMs)                            1 - 50            $1,800
                                                                             50 - 500           $1,650
                                                                               501+             $1,500

          -   Voice Port Modules at 5 Kbps CELP                               1 - 50            $1,900
                                                                             50 - 500           $1,750
                                                                               501+             $1,600

          -   Multiport Card Expansion (two ports per card)                  1 - 299             $350
                                                                            300 - 499            $300
                                                                            500 - 999            $250
                                                                              1000+              $200

                                                                                         Unit
                                                                        Quantity    Purchase Price
                                                                        --------    --------------
          -   MPC failsafe dial backup capability                        1 - 299         $400
              (user port and backup port per PLC)                       300 - 499        $350
                                                                        500 - 999        $300
                                                                          1000+          $250

          -   Four slot indoor unit (in place of one slot)                 Each          $750
                                                                                      additional

          -   Extended Digital Interface Unit (EDIU)                                    $2,750
                  (incremental price for EDIU containing                              additional
                  13 port card slots rather than DIU when ordered as
                  part of complete PES)

          -   EDIU                                                                      $5,000
                  (price for standalone unit, rather than
                  substitute for DIU; includes IFM card but no port
                  cards)

          -   Ethernet PLC for Turbo Port Card upgrade to LAN            1 - 299         $700
                                                                        300 - 499        $650
                                                                        500 - 499        $625
                                                                          500 +          $600

          -   Token Ring PLC for Turbo Port Card upgrade to LAN          1 - 299         $950
                                                                        300 - 499        $900
                                                                        500 - 499        $850
                                                                          500 +          $800

          -   Junction Box add-on for MPC, CPC or TPC                      Each          $300
                  (supports four I/O ports) (use for additional of
                  serial ports to TPC or for ports 5 to 8 on MPC)

          -   Serial Port Converter (two interfaces per PLC)             1 - 299         $500
                  Serial Port expansion of MPC, TPC or CPC              300 - 499        $425
                  (either RS-232, RS-422 or V.35)                       500 - 499        $400
                                                                          500 +          $390

          -   2-watt Ku-band PES upgrade                                   Each         $1,800
                  (at time of initial PES order)

          -   Universal Tripod Mount                                       Each          $500

          -   Nonpenetrating Mount (when ordered separately)
                  1.8 meter or smaller                                     Each          $900
                  2.4 meter                                                Each         $1,000

          -   Deicing (includes feedhorn heater)
                  1.0 meter                                                Each          $972
                  1.2 meter                                                Each          $972
                  1.8 meter                                                Each         $1,440
                  2.4 meter                                                Each         $2,900

                                                                                        Unit
                                                                         Quantity   Purchase Price
                                                                         --------   --------------
          -   PES 2.4 meter antenna (equipment only)                       Each         $2,350
                  (excludes installation)                                             additional

          -   IllumiNET Console                                            Each         $25,000

          -   Video Integrated Receiver Decoder (IRD)                      Each         $1,600

          -   File Broadcast Hub Server Memory                             Each          $6876
              (64-MB capacity. four 16-MB SIMMS
              modules.  For VAXstation 4000
              model 90 systems)

          -   File Broadcast Hub Server CDROM                              Each          $370
              (SCSI CDROM for VAXstation 4000
              model 90 systems)

          -   File Broadcast Hub Server  2GB Hard Drive                    Each          $1305
              (3.5" SCSI hard drive with 2.1Gbf storage
              capacity for VAXstation 4000 model 90 systems)

          -   Backhaul Access Single Ethernet 2501 Router                  Each          $4844
              (single ethernet interface with 2 wide area
              interfaces, includes enterprise software set
              and maintenance)

          -   Backhaul Access Dual Ethernet 2514 Router                    Each          $6044
              (dual ethernet interface with 2 wide area
              interfaces, includes enterprise software set
              and maintenance)

          -   Backhaul Access CSU/DSU                                      Each          $2456
              (Tellabs unit with 4 V.35 channels)

     D.   PES Installation Charges

          The following PES installation pricing is based upon the standard installation requirements, except as otherwise indicated, outlined in Attachment II of the Agreement.

                                                                             Price
                                                                             -----
          -   PES Antenna Size and Mount Type
              1.0-meter, 1.2-meter or 1.8-meter Standard Ground Mount
              (Pole less than 6 feet)                                      included

              1.0-meter, 1.2-meter or 1.8-meter Nonpenetrating Mount       included

              2.4-meter standard ground mount                           $825 additional

                                                                         Price
                                                                         -----
              1.0-meter, 1.2-meter, 1.8-meter, 2.4-meter              Individual Bid
                  (Other Mount Types)

          -   Additional data cable installed (greater than
                  25 feet)                                             $1.00/foot

          -   Site Survey and Report only                               $625/each

          -   Voice cable installed                                    $1.25/foot

          -   Television Coaxial Cable installed                       $1.75/foot

          -   Obtain permits and approvals requiring                     $90/hour
              additional or special documentation or                 plus all direct
              requiring attendance at meetings before                  expenses at
              local planning or zoning boards                         cost plus 10%

          -   Obtain permits and approvals, where                        $90/hour
              requested, but not required                            plus all direct
                                                                       expenses at
                                                                      cost plus 10%

          -   Engineering Drawings, Special Reports, etc.             Cost plus 10%

          -   PES IFL Cables

              Non-plenum:

                  Type 1              up to 125 feet         included in basic installation
                  Type 2              126 - 250 feet                 $150 additional
                  Type 3              251 - 485 feet                 $350 additional
                  Type 4              486 - 900 feet              $3.00/foot additional

              Plenum:

                  Type 1              up to 110 feet                  $50 additional
                  Type 2              111 - 185 feet                 $300 additional
                  Type 3              186 - 340 feet                 $550 additional

          -   1.0- and 1.2-meter Deicing Installation(8)                $300/each

          -   1.8-meter Deicing Installation(9)                         $325/each

          -   2.4-meter Deicing Installation(9)                         $400/each

          -   Expedited Installation at Customer's request
              (in less than 30 days after
              notification of landlord approval)                       $1,000/site

(8) Add $600 if not concurrent with PES installation. Price does not include required deicing electrical work, which will be billed at current time and material rates plus 10%.

                                                                          Price
                                                                          -----
          -   Aborted installation                                      $750/site

          -   Site Cancellation Fee

              With more than 7 days notice                              No charge
              With less than 7 days notice                              $750/site

          -   PES Shipping Fee:

              Up to 1.8-meter Antenna                                   $200/site
              2.4-meter Antenna                                         $250/site
              Quikpoint Kit installation and calibration                 $75/site

          -   Install Port Card or Dialup connection                    $275/each

          -   Install Device (same room as DIU)                         $300/each

          -   Install Device (same room as DIU, connection made
               while technician is onsite performing other service)     $150/each

          -   Install Device (different room)                           $340/each

          -   Install Device (Penetration through firewall or
              existing conduit required, up to 150' of cable)           $420/each

          -   Move DIU (same point of entry, same IFL cable)            $340/each

          -   Move DIU (new IFL cable, 140' to 280')                    $850/each

          -   Move DIU (new IFL cable, over 280')                      $1,146/each

          -   Deinstallation of NPM (other mount types -
                 individual bids)                                        $1,200

          -   Site relocation charges for 1.0 meter NPM*                 $3,100

          -   Site relocation charges for 1.2 meter NPM*                 $3,600

          -   Site relocation charges for 1.8 meter NPM*                 $4,000

          -   Site relocation charges for 2.4 meter NPM*              Individual bid

          -   Site relocation charges for other mount types           Individual bid

              *Assumes same city and deinstall/reinstall within
                 24 hours

          -   Nonstandard Installations                               Individual Bid

     E.   Monthly Maintenance Service Coverages, Charges, and Conditions(9)

          This section lists the maintenance charges for different service coverages and maintenance for associated items.

          -   Pricing for Additional Items applicable for all Service Coverages

                  Description                                             Price
                  -----------                                             -----
                  Per Additional Data Port Card                          $5/month
                  Per Additional PLC                                     $1/month
                  Per Voice Port Card                                    $5/month
                  Per Dual Autodial/Answer Modem Port                    $3/month
                  Per Video IRD                                          $5/month
                  Deicing (per site)                               Demand Service Rate

     F.   Charges for Other Services

          -   Demand Services Rate

              $125/hour, plus travel at $0.26 per mile
              Material at cost plus 10%

          -   Special Equipment Charges

              In the event that special equipment is required for maintenance (including, but not limited to scaffolding and power lift trucks), it will be provided by HNS, if practical, and the Customer will be billed for the actual cost to HNS plus 10%. At sites requiring special equipment for physical access, onsite repair time in excess of 1 hour will be billed at prevailing rates for Demand Services specified above.

          -   Monitoring and Maintenance of Terrestrial Communication

              Ordering of terrestrial communications equipment and services, and the monitoring and maintenance thereof, will be performed by HNS, at Customer's request, for the actual terrestrial communications equipment and facilities costs, plus 10%.

          -   False Call-Out Charge

              In the event that Customer calls out an HNS Service Representative to its location, and such Representative determines that the problem was not caused by HNS, HNS may assess a False Call-Out charge of $200 per instance


--------------------
(9) Monthly maintenance charges per PES for normal service coverage are included in the hub access/remote maintenance charge listed in Section 1.A.

3.    SYSTEM IMPLEMENTATION SCHEDULE

-  Number of  Remotes installed  in month one                         1

-  Number of  Remotes installed in month two                          5

-  Number of  Remotes installed in month three                       10

-  Number of  Remotes installed in month four                        12

-  Number of  Remotes installed in month five                        15

-  Number of  Remotes installed in month six                         17

-  Number of  Remotes installed in month seven                       20

-  Number of  Remotes installed in month eight                       30

-  Number of  Remotes installed in month nine                        40

                                 ATTACHMENT II

                                       TO

                                AGREEMENT BETWEEN

                           VIDEO JUKEBOX NETWORK, INC.

                                       AND

                          HUGHES NETWORK SYSTEMS, INC.

                                       FOR

                  PERSONAL EARTH STATION INSTALLATION SERVICES

                                  ATTACHMENT II
                  PERSONAL EARTH STATION INSTALLATION SERVICES

1.    INSTALLATION SERVICES OVERVIEW

      The installation process for a PES remote terminal consists of the following major steps:

      A. Preparation of installation specification document based upon specific Customer guidelines and requirements, such document to be reviewed and approved by the parties.

      B. Customer informs onsite personnel of the planned installation and arranges for access to sites. Customer provides the required installation information for the sites. The required installation information includes:

            -    Contact, Address, Telephone Number
            -    Alternate Contact, Address, Telephone Number
            -    Site Number, Address
            -    Building Manager, Address, Telephone Number
            -    Building Owner, Address, Telephone Number

      C. HNS performs site surveys at sites identified by HNS as requiring site surveys.

      D.    Customer obtains necessary landlord approvals.

      E. HNS obtains construction permits at sites identified by HNS as requiring permits.

      F.    HNS prepares sites identified by HNS as requiring preparation.

      G.    HNS installs and commissions the PES remote terminal Equipment.

2.    PES MOUNTS

      The following mounts and associated prices exclude efforts to structurally reinforce walls or roofs, landscaping, tree removal, excavation into pavement for cable conduit, roof penetrations, or restricted roof access requiring cranes or helicopters. Ground mounts and nonpenetrating roof mounts, as described below, are considered "Standard Installations" in accordance with Section 4.2.D of this Agreement. Any other type of mount is considered "Nonstandard Installation."

      A.    Option One -  Nonpenetrating Roof Mount

            Includes material and labor for the following items:

            1)   Nonpenetrating antenna mount for up to 1.8-meter PES antenna.

            2)   Ballast as required for the wind zone of each particular site.

            3)   Assembly of the nonpenetrating mount and placement of ballast.

            4) Ground cable to an existing water pipe or existing grounded structural steel member consisting of #8 gauge wire up to 15 feet in length. Additional length, or a driven ground rod, can be provided on a cost plus 10% basis, if required.

            5) Interconnecting cables at the PES indoor unit of up to 25 feet in length for all Customer data and telephone Equipment.

            Anti-icing ac power can be provided on a cost plus 10% basis.

      B.    Option Two -Ground Mount

            Includes material and labor for the following items:

            1)   Standard pole not to exceed 6 feet in height above ground.

            2) Trenching through up to twenty (20) feet of soil (does not include conduit or trenching through blacktop or concrete)

            3) Ground cable to an existing water pipe or existing grounded structural steel member consisting of #8 gauge wire up to 15 feet in length. Additional length, or a driven ground rod, can be provided on a cost plus 10% basis, if required.

            4) Interconnecting cables at the PES indoor unit of up to 25 feet in length for all Customer data and telephone Equipment.

            Anti-icing ac power can be provided on a cost plus 10% basis.

            C.   Option Three - Optional Antenna Mounts

            In some cases (special sites), alternate mounting techniques may be required for wall, roof, or complex ground mounts. These are offered by HNS at an additional cost and will require additional independent contractor Services at additional cost in some instances. If nonstandard mounts or installations are required, upon completion of the site survey, HNS will provide Customer with a quotation of its price to perform this installation. If this quote is accepted by Customer, HNS will proceed with the installation.

3.    STANDARD PES INSTALLATION AND COMMISSIONING

      HNS will perform PES Equipment installation and commissioning at each Customer site as specified below:

      A.    Install the outdoor unit at designated location.

      B.    Install the indoor unit at designated location.

      C. Supply up to 125 feet of PVC IFL cable. Additional cable and/or plenum style cable can be supplied at additional cost.

      D.    Run connecting cable between outdoor and indoor units.

      E.    Connect the indoor unit to the provided ac outlet.

      F. Connect active anti-icing (if applicable) to the provided ac outlets.

      G.    Attach the indoor unit data ports to the Data Terminal Equipment
            (DTE).

      H.    Align antenna to the satellite.

      I. Perform initial commissioning procedures, with cooperation of the hub operator.

      J.    Perform the PES installation testing procedure and record data.

      K. Complete Customer acceptance report in conjunction with local Customer representative.

      L. Notify the OC that the Customer site is in operation and that Service coverage is to begin.

                                 ATTACHMENT III

                                       TO

                                AGREEMENT BETWEEN

                           VIDEO JUKEBOX NETWORK, INC.

                                       AND

                          HUGHES NETWORK SYSTEMS, INC.

                               ACCEPTANCE CRITERIA

                                 ATTACHMENT III
                               ACCEPTANCE CRITERIA

1.       INTRODUCTION

         This Attachment contains the acceptance criteria as mutually agreed upon between the Customer and HNS and as defined in the document entitled Video Jukebox Network Hughes VSAT Network Pilot Program success Criteria Revision B. This document defines Customer's requirement for the succesful completion of the VSAT Network Pilot Program with HNS. The agreed upon criteria also define the acceptance criteria for execution of this agreement.

2. VJN  APPLICATION

2.1  OVERVIEW

Customer will use the PES VSATs to enable WAN communications from its Operation facilities in Miami FL and Mt. Laurel, NJ, to cable headends located throughout the United States.

2.2  NETWORK TRAFFIC CHARACTERISTICS

The VSAT network will carry the following network traffic:
         1. Interactive digit entry / Video ordering transactions
         2. Customer cable headend equipment maintenance / monitoring traffic
         3. Broadcast file transfers using HNS file broadcast application

2.3  HARDWARE / SOFTWARE PLATFORM

The HNS VSAT system shall be capable of interacting with Windows NT 3.5.1 standard Intel-based PCs. These PCs will function as clients, workstations, and servers. The HNS VSAT system shall be capable of passing the following standard networking protocols:
         1. TCP/IP
         2. NetBEUI over TCP/IP

3.  SYSTEM REQUIREMENTS

3.1 OVERALL SYSTEM

3.1.1  SYSTEM OPERATION

The HNS VSAT system and file broadcast application shall operate in accordance with this attachment and other applicable ISBN documentation.

3.1.2  NETWORK FAILURE DETECTION

The HNS VSAT system shall have a method for programmatically detecting a network failure (remote or uplink) such that backup system management is possible. Customer agrees that this method will be to use the Ping command in order to monitor the remotes and ISBN uplink.

3.1.3  TRAFFIC PRIORITY ASSIGNMENT

The HNS VSAT system shall be capable of prioritizing LAN bridge traffic based on IP port numbers. The system shall provide at least four active levels of prioritization, one of which shall be capable of assigning a priority level

                                      III-2
to file broadcast traffic, such that higher priority interactive traffic may get immediate access to space link bandwidth.

3.1.4  SIMULTANEOUS INTERACTIVE AND FILE BROADCAST TRAFFIC

The HNS VSAT uplink shall be capable of prioritizing interactive and file broadcast traffic such that certain interactive traffic can be given priority in order to reduce outbound latency. Based upon Customer's decision to waive HNS' flow control enhancement proposal, Customer agrees to effectively throttle traffic by enabling prioritization on the Hub SLIM. The customer agrees that the multicast session will be configured with a lower priority than the point to point sessions. The file broadcast traffic shall be effectively throttled back in this situation by ensuring that the interactive traffic will be sent onto the outroute at the expense, and possible packet loss, of the file broadcast (multi cast traffic).

3.1.5  BIT ERROR

The HNS VSAT system shall have a bit error rate not greater than 10(-7), between the uplink facility and any single remote PES in the Customer network.

3.2  INTERACTIVE NETWORK TRAFFIC PERFORMANCE CHARACTERISTICS

This traffic shall consist of the following:
         1.  Digit Entry Traffic
         2.  Remote Monitoring Traffic

3.2.1  OUTROUTE LATENCY

Packets traveling over the outroute shall not be delayed by more than 400ms during conditions of high simultaneous usage (up to 100 users) sending small transactions (up to 10 bytes). This calculation assumes no overloading on either the outroute or inroutes. This delay is measured from the uplink hub to the remote LAN.

3.2.2  WINDOWS NT TCP/IP STACK TUNING

The HNS VSAT system shall be compatible with the WindowsNT TCP/IP stack. Customer and HNS will jointly tune the system to provide maximum performance over the VSAT space link.

3.2.3  OUTROUTE PERFORMANCE

Using the HNS VSAT system, the Customer shall realize a bit rate of 512Kbps outbound. The HNS VSAT system shall provide an aggregate data throughput (nonVSAT traffic) of 450Kbps. This aggregate throughput assumes the following conditions:
         -a static environment (No PES downloads)
         -no ODLC overhead
         -no NCC polling occurs
         -no superframe overhead
From the aggregate throughput, the HNS VSAT system shall be capable of providing an actual user data throughput (including individual protocol overhead) of something less than 450Kbps. For the HNS file broadcast application, HNS agrees that this amount, after accounting for a 3% inefficiency factor (10Kbps), shall be 440Kbps throughput.

                                      III-3

3.2.4  INROUTE PERFORMANCE

The HNS VSAT system shall be capable of a user data throughput of 112Kbps inbound. This assumes the following conditions:
          -a single active remote on the network
          -a WindowsNT PC system for the source and destination

3.3  FILE BROADCAST APPLICATION

The HNS file broadcast application shall be capable of broadcasting files using both a transmit and a receive component to WindowsNT based PC systems.

3.3.1  SYSTEM INTEGRATION

The file broadcast application shall be capable of continuous transmission of large files (500MB), with a throughput as specified in section 3.3.2, to a remote WindowsNT based PC without disrupting concurrent operations on the Customer PC. The concurrent Customer PC operations are:
         1. digital video playback
         2. disk defragmentation
         3. copying broadcast files from a staging disk to final disk location.

3.3.2 FILE BROADCAST THROUGHPUT

The HNS file broadcast application shall be capable of a data throughput of 440Kbps as specified in section 3.2.3. Packet loss shall be determined as specified in section 3.1.4. Customer agrees that packets may be lost due to receiver noise / atmospheric conditions.

3.3.3  FILE BROADCAST RETRANSMISSION SEGMENT SIZE

Customer agrees that HNS shall develop a file broadcast "fixed length segment" retransmission scheme. The capabilities of this feature are described in Footnote 5 in Attachment I. This development is not a feature which will be evaluated during the Pilot Test.

3.3.4  FILE BROADCAST STATUS MONITOR

The HNS file broadcast application shall be capable of relaying status to Customer's operations facility regarding file broadcast operations through an online interface compatible with telnet. This status information shall include the current status of file broadcast operations such as pending transfers, success or fail of transfers, and unreachable remote locations.

                                      III-4